UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 13, 2011

REDPOINT BIO CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

 (Address of Principal Executive Offices)

(609) 637-9700

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

In June 2010, Redpoint Bio Corporation (the “Company”) entered into a License and Commercialization Agreement (the “License Agreement”) with International Flavors & Fragrances Inc. (“IFF”) for the development, manufacture, use and commercialization of RP44. RP44 is Reb-C (rebaudioside C) a component of the stevia plant.  IFF has exclusive rights, for five years from the date of the License Agreement, to develop, manufacture and commercialize RP44 in virtually all food and beverage product categories.  In return, we received an upfront payment of $500,000 and we became eligible to receive two milestone payments of $500,000 each based upon certain criteria regarding regulatory approval and supply.  In October 2010, IFF received notification by the Flavor and Extract Manufacturers Association (FEMA) that RP44 had been determined to be Generally Recognized As Safe (GRAS), triggering the $500,000 regulatory approval milestone payment.

On December 13, 2011, IFF notified the Company that it has achieved the supply milestone triggering a Five Hundred Thousand Dollar ($500,000) payment to the Company, which IFF is required to pay to the Company within thirty (30) days after the achievement of such milestone.  The Company still also remains eligible to receive royalties based on the amount of RP44 purchased by IFF for use in products.  IFF will continue to be responsible for the regulatory process and for costs associated with prosecuting and maintaining its intellectual property covering the sweetness enhancer.

Pursuant to the Company’s obligations under the Forbearance and Settlement Agreement (the “Settlement Agreement”), dated September 13, 2011, by and between the Company and BMR-7 Graphics Drive LLC (the “Landlord”), the Company is required to pay a portion of the milestone payment, in an aggregate amount equal to Three Hundred and Seventy Two Thousand Five Hundred Dollars ($372,500), to the Landlord in accordance with the Settlement Agreement, which completes the Company’s obligations to the Landlord under the Settlement Agreement.  The Company will continue to negotiate with its other creditors to attempt to decrease the Company’s outstanding liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: December 15, 2011

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	President, Chief Executive Officer,
Chief Financial Officer, Treasurer,
and Secretary